Exhibit 99.1
1 Fountain Square
Chattanooga, TN 37402
www.unum.com

FOR IMMEDIATE RELEASE

news	Contacts
	INVESTORS	Tom White	423 294 8996
		Rob Lockerman	423 294 7498

	MEDIA	Jim Sabourin	423 294 6300
866 759 8686
Unum Group Reports First Quarter 2012 Results

CHATTANOOGA, Tenn. (May 1, 2012) - Unum Group (NYSE: UNM) today reported net income of $213.9 million ($0.73 per diluted common share) for the first quarter of 2012, compared to net income of $223.6 million ($0.71 per diluted common share) for the first quarter of 2011.
Included in the results for the first quarter of 2012 are net after-tax gains of $0.7 million (less than $0.01 per diluted common share) resulting from the combined impact of net realized investment gains on the Company's investment portfolio and the amortization of prior period actuarial losses on the Company's pension plan. This compares to a net after-tax gain of $4.5 million ($0.01 per diluted common share) in the first quarter of 2011.
Adjusting for these items, income on an after-tax basis was $213.2 million ($0.73 per diluted common share) in the first quarter of 2012, compared to $219.1 million ($0.70 per diluted common share) in the first quarter of 2011.
“The solid performance in our Unum US and Colonial Life operations buffered the weaker than expected results in Unum UK and the Closed Block and allowed us to grow operating earnings per share by 4.3 percent. I am also very encouraged by the top line growth we are seeing in our target markets, with strong sales and stable persistency levels,” said Thomas R. Watjen, president and chief executive officer.
“Our strong cash flow, investment portfolio, and capital position continue to provide us with significant financial flexibility. As in the past, we are committed to returning capital to our shareholders, and I am pleased that our Board of Directors has approved a 23.8 percent increase in our common stock dividend, bringing our cumulative dividend increase since the end of 2007 to 73.3 percent along with a total of $1.85 billion of shares repurchased over this period.”
Effective January 1, 2012, the Company adopted an accounting standards update for deferred acquisition costs (ASU 2010-26) and applied the amendments retrospectively, adjusting all prior periods presented in this release, as applicable.

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.

RESULTS BY SEGMENT
In the following segment financial data, "operating revenue" excludes net realized investment gains or losses. "Operating income" or "operating loss" excludes net realized investment gains or losses, non-operating retirement-related gains or losses, and income tax. We previously allocated the amortization of prior period actuarial gains or losses, the component of the net periodic benefit costs for our pensions and other postretirement benefit plans which we consider to be non-operating, to our Corporate segment. During the first quarter of 2012, we determined that we would modify our segment reporting, and effective January 1, 2012, the amortization of prior period actuarial gains or losses is no longer included in operating income or operating loss by segment. Prior period segment results for our Corporate segment have been adjusted to conform to current year reporting.
Unum US Segment
    Unum US reported operating income of $205.9 million in the first quarter of 2012, an increase of 5.8 percent from $194.7 million in the first quarter of 2011. Premium income for the segment increased 4.0 percent to $1,112.0 million in the first quarter of 2012, compared to premium income in the first quarter of 2011 of $1,068.8 million.
Within the Unum US operating segment, the group disability line of business reported a 1.2 percent increase in operating income, with $74.7 million in the first quarter of 2012 compared to $73.8 million in the first quarter of 2011. Premium income in group disability increased 1.0 percent to $513.2 million in the first quarter of 2012, compared to $508.0 million in the first quarter of 2011, largely reflecting prior period sales growth and higher premium persistency. The Company has seen some moderation of the intense price competition in certain market sectors that has impacted premium growth in recent quarters, as well as a slight increase in premium income resulting from higher employment and wage increases in our in-force cases. The benefit ratio for the first quarter of 2012 was 84.9 percent, compared to 83.9 percent in the first quarter of 2011, as a result of unfavorable risk results in group short-term disability resulting from a higher level of claim incidence and higher average weekly indemnities. Group long-term disability risk results were slightly favorable in the quarter due to higher claim recoveries, partially offset by an increase in submitted incidence relative to the year-ago period. Sales of fully insured group long-term disability products in the first quarter of 2012 increased 21.4 percent to $35.8 million, compared to $29.5 million in the first quarter of 2011. Sales of fully insured group short-term disability products declined 4.3 percent to $13.4 million in the first quarter of 2012, compared to $14.0 million in the first quarter of 2011. Premium persistency in the group long-term disability line of business was 91.7 percent in the first quarter of 2012, compared to 89.7 percent in the first quarter of 2011. Case persistency for this line was 87.8 percent in the first quarter of 2012, compared to 89.2 percent in the first quarter of 2011. Premium persistency in the group short-term disability line of business was 90.5 percent in the first quarter of 2012, compared to 90.7 percent in the first quarter of 2011. Case persistency for the short-term disability line was 86.6 percent in the first quarter of 2012, compared to 87.7 percent in the first quarter of 2011.

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	2

The group life and accidental death and dismemberment line of business reported a 1.6 percent increase in operating income to $52.4 million in the first quarter of 2012, compared to $51.6 million in the first quarter of 2011. Premium income for this line of business increased 7.1 percent to $321.9 million in the first quarter of 2012, compared to $300.5 million in the first quarter of 2011, reflecting higher sales and premium persistency. The benefit ratio in the first quarter of 2012 was 72.0 percent, compared to 70.0 percent in the first quarter of 2011, reflecting a higher incidence rate for group life. Sales of group life and accidental death and dismemberment products increased 7.8 percent in the first quarter of 2012 to $35.9 million from $33.3 million in the first quarter of 2011. Premium persistency in the group life line of business was 91.3 percent in the first quarter of 2012, compared to 86.4 percent in the first quarter of 2011. Case persistency in the group life line of business in the first quarter of 2012, at 87.3 percent, was down slightly from 88.3 percent in the first quarter of 2011.
The supplemental and voluntary line of business reported a 13.7 percent increase in operating income to $78.8 million in the first quarter of 2012, compared to $69.3 million in the first quarter of 2011. The increase was driven by strong results from both the voluntary benefits and individual disability - recently issued lines of business. Premium income for this line of business increased 6.4 percent to $276.9 million in the first quarter of 2012, compared to $260.3 million in the first quarter of 2011, primarily reflecting higher sales in the voluntary benefits line of business. The interest adjusted loss ratio for the individual disability - recently issued line of business in the first quarter of 2012 declined to 30.3 percent from 30.9 percent in the first quarter of 2011 due to favorable claims performance. The benefit ratio for voluntary benefits decreased to 49.0 percent in the first quarter of 2012 from 50.8 percent in the first quarter of 2011 due primarily to a lower paid claim incidence rate for voluntary life, partially offset by a higher paid claim incidence rate for voluntary disability. Relative to the first quarter of 2011, sales in the voluntary benefits line of business increased 15.7 percent in the first quarter of 2012 to $94.9 million. Sales of the individual disability - recently issued product increased 4.9 percent in the first quarter of 2012 to $14.9 million.
Unum UK Segment
Unum UK reported operating income of $38.8 million in the first quarter of 2012, a decrease of 20.7 percent from $48.9 million in the first quarter of 2011. In local currency, operating income for the first quarter of 2012 decreased 18.8 percent, to £24.7 million from £30.4 million in the first quarter of 2011.
Premium income increased 2.2 percent to $170.7 million in the first quarter of 2012, compared to $167.1 million in the first quarter of 2011. In local currency, premium income increased 4.2 percent to £108.6 million in the first quarter of 2012, compared to £104.2 million in the first quarter of 2011. The benefit ratio in the first quarter of 2012 was 72.4 percent, compared to 69.3 percent in the comparable quarter in 2011. The higher benefit ratio in the first quarter of 2012 resulted from unfavorable risk experience in group life, driven by a higher average claim size and higher claim volumes in the first quarter of 2012 relative to the first quarter of 2011. Risk results in the group long-term disability line of business were slightly unfavorable in the first quarter of 2012 compared to the first quarter in 2011, driven by a lower average size of claims declined.

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	3

Persistency in the group long-term disability line of business was 86.0 percent in the first quarter of 2012, compared to 83.5 percent in the first quarter of 2011. Persistency in the group life line of business was 84.7 percent in the first quarter of 2012, compared to 85.7 percent in the first quarter of 2011. Sales increased 75.0 percent to $30.8 million in the first quarter of 2012, compared to $17.6 million in the first quarter of 2011. In local currency, sales for the first quarter of 2012 increased 78.2 percent to £19.6 million, compared to £11.0 million in the first quarter of 2011.
Colonial Life Segment
Colonial Life reported a 4.8 percent increase in operating income to $69.7 million in the first quarter of 2012, compared to $66.5 million in the first quarter of 2011.
Premium income for the first quarter of 2012 increased 5.7 percent to $296.3 million, compared to $280.4 million in the first quarter of 2011. The benefit ratio in the first quarter of 2012 was 52.1 percent, compared to 51.4 percent for the same period in 2011. The accident, sickness, and disability benefit ratio increased compared to the same period of 2011 due to a higher level of incurred claims. Risk results for the cancer and critical illness line of business were less favorable due to an increase in the number of large cancer claims and higher wellness benefit utilization during the first quarter of 2012. The benefit ratio in the life line of business increased due to unfavorable mortality experience.
Sales increased 0.7 percent to $71.1 million in the first quarter of 2012 from $70.6 million in the first quarter of 2011, primarily due to an increase in existing account sales which more than offset a decrease in new account sales. Commercial market sales in the first quarter of 2012 were consistent with the same period of 2011, while sales in the public sector were higher in the first quarter of 2012 compared with the same period of 2011. The number of new accounts increased 3.0 percent in the first quarter of 2012 compared to the first quarter of 2011, while the average new case size was 17.2 percent lower.
Closed Block Segment
The Closed Block segment reported operating income of $15.4 million in the first quarter of 2012, compared to $31.9 million in the first quarter of 2011, driven by a decline in income from the long-term care line of business, partially offset by higher income from the individual disability - closed block line of business.
Premium income for the individual disability - closed block line of business declined 7.5 percent in the first quarter of 2012 compared to the comparable year-ago quarter, primarily reflecting the expected run-off of this block of business. The interest adjusted loss ratio for this line of business was 83.1 percent in the first quarter of 2012, compared to 84.7 percent in the first quarter of 2011, reflecting higher claim recoveries, partially offset by higher claim incidence rates.
Premium income for the long-term care line of business increased 3.1 percent to $155.2 million in the first quarter of 2012, compared to $150.6 million in the first quarter of 2011, driven by strong premium persistency and higher sales of group long-term care insurance. While the Company announced in the first quarter of 2012 that it would discontinue sales of new long-term care business, there were several group cases

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	4

which were already in the quoting and/or underwriting process for which policies have now been issued. The interest adjusted loss ratio for long-term care increased to 91.2 percent in the first quarter of 2012 from 83.0 percent in the first quarter of 2011, due to higher claim incidence rates.
Corporate Segment
The Corporate segment reported an operating loss of $20.6 million in the first quarter of 2012, compared to a loss of $21.8 million in the first quarter of 2011. The lower operating loss in the first quarter of 2012 was driven primarily by lower interest and debt expense and lower expenses relative to the same period in 2011. Net investment income was lower in the first quarter of 2012 compared to the first quarter of 2011 due to lower asset levels, a lower proportion of assets invested at long-term interest rates, and an increase in the amortization of the principal amount invested in our tax credit partnerships. However, the negative impact on net investment income from the tax credit partnerships was offset by a lower income tax rate due to the tax benefits recognized as a result of these investments.

OTHER INFORMATION
Shares Outstanding
The Company's average number of shares outstanding, assuming dilution, was 291.3 million for the first quarter of 2012, compared to 314.3 million for the first quarter of 2011. Shares outstanding totaled 285.8 million at March 31, 2012. During the first quarter of 2012, the Company repurchased approximately 7.5 million shares at a cost of $175.2 million. At March 31, 2012, the Company had $349.7 million remaining under its $1.0 billion share repurchase authorization.
Capital Management
At March 31, 2012, the weighted average risk-based capital for the Company's traditional US insurance companies was approximately 406 percent; leverage was 23.4 percent; and cash and marketable securities in the holding companies equaled $575 million.
Leverage is measured as total debt to total capital, which the Company defines as debt plus stockholders' equity, excluding the net unrealized gain or loss on securities and the net gain or loss on cash flow hedges. Leverage also excludes the non-recourse debt and associated capital of Tailwind Holdings, LLC and Northwind Holdings, LLC and the short-term debt arising from securities lending agreements.
Book Value
Book value per common share as of March 31, 2012 was $28.62, compared to $27.58 at March 31, 2011.
Common Stock Dividend
The Company also announced today that its Board of Directors has authorized an increase of 23.8 percent in the quarterly dividend paid on its common stock. The new quarterly dividend rate of 13 cents per common share will be effective with the dividend expected to be paid in the third quarter of 2012.

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	5

Outlook
The Company anticipates growth in after-tax operating income per share for full year 2012 to be at the low end of the range of six percent to twelve percent, including the effect of expected share repurchases.

NON-GAAP RECONCILIATION
The Company analyzes its performance using non-GAAP financial measures. A non-GAAP financial measure is a numerical measure of a company's performance, financial position, or cash flows that excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. The Company believes operating income or loss which excludes the specified items listed in its reconciliation is a better performance measure and a better indicator of the profitability and underlying trends in its business. Realized investment gains or losses depend on market conditions and do not necessarily relate to decisions regarding the underlying business of the Company's segments. The Company's investment focus is on investment income to support its insurance liabilities as opposed to the generation of realized investment gains or losses. A long-term focus is necessary to maintain profitability over the life of the business, although the Company may experience realized investment losses which will affect future earnings levels since its underlying business is long-term in nature and the Company needs to earn the interest rates assumed in calculating its liabilities. Certain components of the net periodic benefit cost for the Company's pensions and other postretirement benefit plans, namely the amortization of prior period actuarial gains or losses, are primarily driven by market performance and are not indicative of the operational results of the Company's businesses. The Company believes that excluding the amortization of prior period gains or losses from operating income by segment provides investors with additional information for comparison and analysis of operating results. However, although the Company manages its non-operating retirement-related gains or losses separately from the operational performance of its business, these gains or losses impact the overall profitability of the Company and will increase or decrease over time, depending on market conditions and the resulting impact on the actuarial gains or losses in the Company's pensions and other postretirement benefit plans. The Company believes leverage excluding the non-recourse debt of Northwind and Tailwind, the short-term debt arising from securities lending agreements, and the unrealized gains and losses on securities and the net gain or loss on cash flow hedges, which also tend to fluctuate depending on market conditions and general economic trends, is an important measure. For reconciliation to the most directly comparable GAAP measures, refer to the attached digest of earnings.

CONFERENCE CALL INFORMATION
Members of Unum Group senior management will host a conference call on Wednesday, May 2, 2012 at 9:00 A.M. (Eastern Time) to discuss the results of operations for the first quarter. Topics may include forward-looking information such as the Company's outlook on future results, trends in operations, and other material information.
The dial-in number for the conference call is (800) 289-0479 for U.S. and Canada (pass code 5875146). For international, the dial-in number is (913) 312-0963 (pass code 5875146). A live webcast of the call will also be available at

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	6

www.investors.unum.com in a listen-only mode. It is recommended that webcast viewers access the “Investors” section of the Company's website and opt-in to the webcast approximately 5-10 minutes prior to the start of the call. The Company will maintain a replay of the call on its website through Wednesday, May 9, 2012. A replay of the call will also be available by dialing (888) 203-1112 (U.S. and Canada) or (719) 457-0820 (International) - pass code 5875146.
In conjunction with today's earnings announcement, the Company's Statistical Supplement for the first quarter of 2012 is available on the “Investors” section of the Company's website.

ABOUT UNUM GROUP
Unum (www.unum.com) is one of the leading providers of employee benefits products and services and the largest provider of disability insurance products in the United States and the United Kingdom.

SAFE HARBOR STATEMENT
Certain information in this press release constitutes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those not based on historical information, but rather relate to future operations, strategies, financial results, or other developments and speak only as of the date made. These forward-looking statements, including statements about anticipated growth in after-tax operating income per share, and planned share repurchases, are subject to numerous assumptions, risks, and uncertainties, many of which are beyond our control. The following factors, in addition to other factors mentioned from time to time, may cause actual results to differ materially from those contemplated by the forward-looking statements: (1) unfavorable economic or business conditions, both domestic and foreign; (2) legislative, regulatory, or tax changes, both domestic and foreign, including the effect of potential legislation and increased regulation in the current political environment; (3) sustained periods of low interest rates; (4) changes in claim incidence, recovery rates, mortality rates, and offsets due to, among other factors, the rate of unemployment and consumer confidence, the emergence of new diseases, epidemics, or pandemics, new trends and developments in medical treatments, the effectiveness of claims management operations, and changes in government programs; (5) fluctuation in insurance reserve liabilities; (6) investment results, including but not limited to, realized investment losses resulting from defaults, contractual terms of derivative contracts, and impairments that differ from our assumptions and historical experience; (7) the lack of appropriate investments in the market which can be acquired to match our liability cash flows and duration; (8) changes in interest rates, credit spreads, and securities prices; (9) increased competition from other insurers and financial services companies due to industry consolidation or other factors; (10) changes in demand for our products due to, among other factors, changes in societal attitudes, the rate of unemployment, and consumer confidence; (11) changes in accounting standards, practices, or policies; (12) changes in our financial strength and credit ratings; (13) rating agency actions, state insurance department market conduct examinations and other inquiries, other governmental investigations and actions, and negative media attention; (14) effectiveness in managing our operating risks and the implementation of operational improvements and strategic growth initiatives; (15) actual experience that deviates from our assumptions used in pricing, underwriting, and

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	7

reserving; (16) actual persistency and/or sales growth that is higher or lower than projected; (17) effectiveness of our risk management program; (18) the level and results of litigation; (19) currency exchange rates; (20) ability of our subsidiaries to pay dividends as a result of regulatory restrictions; (21) ability and willingness of reinsurers to meet their obligations; (22) changes in assumptions related to intangible assets such as deferred acquisition costs, value of business acquired, and goodwill; (23) ability to recover our systems and information in the event of a disaster or unanticipated event and to protect our systems and information from unauthorized access and deliberate attacks; and (24) events or consequences relating to political instability, terrorism, or acts of war, both domestic and foreign.
For further discussion about risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see Part I, Item 1A of our annual report on Form 10-K for the year ended December 31, 2011. The forward-looking statements in this press release are being made as of the date of this press release, and the Company expressly disclaims any obligation to update or revise any forward-looking statement contained herein, even if made available on our website or otherwise.
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UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	8

DIGEST OF EARNINGS

(Unaudited)
Unum Group (UNM:NYSE)
and Subsidiaries

($ in millions, except share data)
	Three Months Ended March 31
	2012	2011
Operating Revenue by Segment	$2,598.9	$2,547.9
Net Realized Investment Gain	12.4	15.2
Total Revenue	$2,611.3	$2,563.1

Operating Income by Segment	$309.2	$320.2
Net Realized Investment Gain	12.4	15.2
Non-operating Retirement-related Loss	(11.6)	(8.0)
Income Tax	(96.1)	(103.8)
Net Income	$213.9	$223.6

PER SHARE INFORMATION

Net Income Per Common Share
Basic	$0.74	$0.72
Assuming Dilution	$0.73	$0.71

Weighted Average Common Shares - Basic (000s)	290,429.5	312,742.3
Weighted Average Common Shares - Assuming Dilution (000s)	291,284.0	314,332.3

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

	Three Months Ended March 31
	2012		2011
	(in millions)	per share *	(in millions)	per share *
After-tax Operating Income	$213.2	$0.73	$219.1	$0.70
Net Realized Investment Gain, Net of Tax	8.3	0.03	9.7	0.03
Non-Operating Retirement-related Loss, Net of Tax	(7.6)	(0.03)	(5.2)	(0.02)
Net Income	$213.9	$0.73	$223.6	$0.71

* Assuming Dilution

March 31
2012
(in millions)
Debt, As Reported	$2,925.0
Exclude Non-recourse Debt and Securities Lending Agreements	987.2
Debt, As Adjusted	$1,937.8

Total Stockholders' Equity, As Reported	$8,179.9
Exclude Net Unrealized Gain on Securities and Net Gain on Cash Flow Hedges	982.4
Exclude Northwind and Tailwind Capital	855.8
6,341.7
Debt, As Adjusted	1,937.8
Total Capital, As Adjusted	$8,279.5

Debt to Capital Ratio	23.4%

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	9

	March 31
	2012		2011
	(in millions)	per share	(in millions)	per share
Total Stockholders' Equity (Book Value)	$8,179.9	$28.62	$8,522.2	$27.58
Net Unrealized Gain on Securities	584.4	2.05	449.3	1.45
Net Gain on Cash Flow Hedges	398.0	1.39	351.1	1.14
Subtotal	7,197.5	25.18	7,721.8	24.99
Foreign Currency Translation Adjustment	(89.4)	(0.32)	(80.6)	(0.27)
Subtotal	7,286.9	25.50	7,802.4	25.26
Unrecognized Pension and Postretirement Benefit Costs	(437.6)	(1.53)	(313.5)	(1.01)
Total Stockholders' Equity, As Adjusted	$7,724.5	$27.03	$8,115.9	$26.27

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	10